EXHIBIT 99.1

news
FINANCIAL
RELATIONS BOARD

                                                                                      RE: NN, Inc.
                                                                                      2000 Waters Edge Drive
                                                                                      Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	(212) 827-3773	(212) 827-3775

FOR IMMEDIATE RELEASE
February 28, 2007

NN, INC. REPORT 2006 FOURTH QUARTER AND FULL YEAR RESULTS
PROVIDES GUIDANCE FOR 2007

EXCLUDING WHIRLAWAY, NN EARNS $15 MILLION IN NET INCOME
AND $0.87 PER SHARE FOR 2006, MEETS FULL YEAR GUIDANCE

Johnson City, Tenn, February 28, 2007 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2006. These results include for the first time the operations of Whirlaway Corporation, a precision metal component manufacturing operation, with locations in Ohio and Arizona, which was acquired on December 1, 2006. Pro-forma financial statements, which would include the full fourth quarter and full year results of Whirlaway are not included in this press release. These pro-forma financial statements will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Operating Results of NN, Inc., Excluding the Results of Whirlaway

Excluding the impact of the Whirlaway acquisition, net sales for the fourth quarter of 2006 were $81.2 million, up $5.3 million or 6.9% from $75.9 million for the same period of 2005. Net income for the fourth quarter totaled $3.7 million, or $0.21 per diluted share. This compares to net income of $5.1 million, or $0.30 per diluted share for the fourth quarter of 2005. Net sales for the full year 2006 were $325.6 million, up $4.2 million or 1.3% compared to $321.4 million for 2005. Net income for 2006 totaled $15.0 million, or $0.87 per diluted share, compared to $15.0 million, or $0.87 per diluted share for 2005.

As a percentage of net sales, cost of products sold was 78.1% in the fourth quarter of 2006 compared to 75.1% in the fourth quarter of 2005. For the full year 2006 and 2005, cost of products sold as a percentage of net sales was 77.7% and 77.4% respectively. The main factors for the increased costs in the fourth quarter of 2006, as compared to the same period in 2005, were operating inefficiencies at the Chinese and Slovakian facilities and volume reductions related to weak automotive demand.

Selling, general and administrative expenses for the fourth quarter of 2006 were 9.5% as a percentage of net sales as compared to 9.4% for the same period in 2005. For the full year 2006, selling, general and administrative expenses as a percentage of net sales were 9.1% as compared to 9.0% in 2005.

James H. Dorton, Vice President and Chief Financial Officer, commented, “We exceeded the revised full year guidance given on October 30, 2006 and ended the year with results within the range of our beginning year guidance. Revenue for the full year of 2006, not including the impact of the Whirlaway acquisition, was up $4.2 million, or 1.3% from the same period in 2005. Accounting for the increase was net price increases associated with material inflation of $7.8 million and positive currency translation of Euro-denominated sales of $1.6 million which were offset by volume and mix related decreases of $5.2 million.”

Mr. Dorton continued, “Excluding the funds borrowed for the acquisition of Whirlaway in December 2006, we paid down approximately $8.0 million in debt for the year. However, due to higher than expected working capital needs in the fourth quarter of this year, this was short of our debt reduction goal of $10.0 million for the year.”

Mr. Dorton concluded, “During the fourth quarter of 2006, we purchased an additional 249,199 shares of our common stock pursuant to our previously announced stock repurchase plan. This plan was announced in March of this year and continues for 18 months thereafter and allows us to purchase up to $10.0 million of the Company’s common stock. The total amount we have purchased under this plan is 462,735 shares at a cost of $5.3 million.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Generally, our 2006 results were in-line with our original expectations. Sales growth with several of our bearing component customers was offset by down economic conditions driven by weak automotive demand in the U.S. and share loss to one of our largest customers. We were also able to offset start-up costs at our China and Slovakian facilities with excellent operating results in our other domestic and European facilities. Additionally, our Level 3 initiatives continue to produce impressive results which helped to offset negative economic conditions.”

Operating Results of NN, Inc. Including Whirlaway Corporation for the Period Beginning December 1, 2006 and Ending December 31, 2006

For the period beginning December 1, 2006 and ending December 31, 2006, Whirlaway Corporation had net sales of $4.7 million and a net loss of $0.6 million. December sales at Whirlaway are historically impacted by seasonal factors. Additionally, 70% of the $0.6 million net loss for the month of December is attributed to the negative impact of purchase accounting adjustments and will not impact future quarterly results.

Including Whirlaway Corporation for the period beginning December 1, 2006 and ending December 31, 2006, consolidated net sales for the fourth quarter of 2006 were $85.9 million, up $10.0 million or 13.2% from $75.9 million for the same period of 2005. Net income for the fourth quarter totaled $3.1 million, or $0.18 per diluted share. This compares to net income of $5.1 million or $0.30 per diluted share for the fourth quarter of 2005. Net sales for the full year 2006 were $330.3 million, up $8.9 million or 2.8% compared to $321.4 million for 2005. Net income for 2006 totaled $14.4 million, or $0.83 per diluted share, compared to $15.0 million or $0.87 per diluted share for 2005.

As a percentage of net sales, cost of products sold was 79.3% in the fourth quarter of 2006 compared to 75.1% in the fourth quarter of 2005. For the full year 2006 and 2005, cost of goods sold as a percentage of net sales was 78.0% and 77.4% respectively.

Selling, general and administrative expenses for the fourth quarter of 2006 were 9.4% as a percentage of net sales as compared to 9.4% for the same period in 2005. For the full year, selling, general and administrative expenses as a percentage of net sales were 9.1% as compared to 9.0% in 2005.

Mr. Baty continued, “We are enthusiastic regarding the acquisition of Whirlaway. We believe Whirlaway will be a solid cornerstone for our new precision metal platform and will provide us with excellent growth opportunities. Additionally, this acquisition and platform provides us with a diversification of products, manufacturing technology, end markets and customers, yet remains complementary with our core competencies and growth strategy. We expect Whirlaway to be accretive to 2007 earnings by $0.10 to $0.12 per diluted share.”

Anticipated 2007 Results

Mr. Baty continued, “For 2007, we continue to forecast relatively static economic conditions for our businesses. Our forecast for 2007 reflects estimated down North American automotive sales offset by anticipated improvements in the European automotive markets and continued strong industrial global demand. We have also included in our revenue guidance reductions from share loss from certain major customers who are re-sourcing a portion of their bearing component businesses. We are, however, anticipating strong industrial demand, which should result in some business growth, particularly in the precision metal platform.”

“Our 2007 business plan anticipates full year sales to be approximately $400 million (up 23%) and full year earnings to be in the range of $0.98 to $1.04 per share, up 13% to 20% compared with 2006 results, and excluding the one month of December 2006 Whirlaway operations and certain acquisition adjustments. We are not including the potential positive effects of any potential new acquisitions in 2007 in our guidance.”

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2005.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

                                                                                                                                                                          Three Months Ended                                                   Twelve Months Ended
                                                                                                                                                                                 December 31,                                                                 December 31,
	2006	2005	2006	2005

Net sales	$ 85,884	$ 75,886	$ 330,325	$ 321,387
Cost of products sold (exclusive of depreciation shown separately below)	68,106	56,981	257,703	248,828
Selling, general and administrative	8,086	7,103	30,008	29,073
Depreciation and amortization	4,713	4,030	17,492	16,331
(Gain)Loss on disposal of assets	21	(398)	(705)	(391)
Restructuring and impairment costs	(65)	(334)	(65)	(342)
Income from operations	5,023	8,504	25,892	27,888

Interest expense, net	1,060	802	3,983	3,777
Other (income) expense	(738)	(368)	(1,048)	(653)

Income before provision for income taxes	4,701	8,070	22,957	24,764
Provision for income taxes	1,614	2,950	8,522	9,752

Net income	$ 3,087	$ 5,120	$ 14,435	$ 15,012

Diluted income per common share	$ 0.18	$ 0.30	$ 0.83	$ 0.87

Weighted average diluted shares	17,141	17,347	17,351	17,193

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Current Assets:
Cash	$ 11,681	$ 10,856
Accounts receivable, net	63,485	47,297
Inventories, net	43,538	38,096
Other current assets	7,113	9,701
Total current assets	125,817	105,950

Property, plant and equipment, net	156,447	118,829
Goodwill and intangible assets, net	56,278	41,648
Other assets	3,101	3,228
Total assets	$ 341,643	$ 269,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 52,576	$ 41,660
Accrued salaries and wages	13,533	12,407
Current portion of long-term debt	851	4,668
Short-term note payable	21,305	--
Other liabilities	8,051	6,104
Total current liabilities	96,316	64,839

Deferred income taxes	15,150	15,128
Long-term notes payable	80,711	57,900
Other	16,297	15,714
Total liabilities	208,474	153,581

Total stockholders’ equity	133,169	116,074

Total liabilities and stockholders’ equity	$ 341,643	$ 269,655

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